Exhibit 99.1

Westbury Earnings Release

Westbury Bancorp, Inc. Announces Results for the Nine Months and

the Third Quarter Ended June 30, 2013

West Bend, WI, August 13, 2013 (PR Newswire)—Westbury Bancorp, Inc. (NASDAQ:  WBB) the holding company for Westbury Bank, today announced  earnings of $721,000, for the nine months ended June 30, 2013, compared  to a net loss of $3.7 million for the nine months ended June 2012, an improvement of $4.4 million.  As a result of a one-time contribution of $1.0 million to the Westbury Bank Charitable Foundation as contemplated by our Plan of Conversion, we reported a net loss of $446,000 for the quarter ended June 30, 2013 compared to a net loss for the quarter ended June 30, 2012 of $78,000.   Without the effect of the planned one-time contribution to the Charitable Foundation, earnings for the nine months ended June 30, 2013, were $1.3 million compared to a loss of $3.7 million for the same period in the prior year. Adjusted for the one—time contribution to the Charitable Foundation, earnings for the quarter ended June 30, 2013 were $154,000 compared to a net loss of $78,000 for the June 2012 quarter.

Commenting on the earnings announcement, Ray Lipman, Chairman, President and CEO of the Company said, “We are pleased to report significantly improved earnings for the nine months ended June 30, 2013 compared to a net loss for the first nine months of 2012. We are extremely delighted with the success of our oversubscribed stock offering, completed April 9, 2013, which raised $50.9 million of additional capital from our depositors.  The additional capital allows us to grow within our footprint, satisfy the demand for commercial loans within that footprint and improve service throughout our branch office network in Washington, Waukesha and Milwaukee counties.”

Income Statement

Net Interest Income and Margin  Resulting from our continuing focus on restructuring our balance sheet, net interest income decreased $1.5 million, or 10.6%, to $12.7 million for the nine months ended June 30, 2013, from $14.2 million for the nine months ended June 30, 2012.   The decline in net interest income reflected a decrease in average earning assets of $44.1 million or 8.9%,  to $451.0 million for the nine months ended June 30, 2013, from $495.1 million for the nine months ended June 30, 2012 .  Average deposits and interest-bearing liabilities decreased $46.4 million to $471.2 million in the nine month period ended June 30, 2013, from $517.6 million in the 2012 nine month period as we facilitated a planned reduction in the balances of higher yielding deposits.   At the same time, interest expense

decreased by $1.1 million or 38.8% and the average cost of funds decreased by 23 basis points , to 0.47% for the nine months ended June 30, 2013, from 0.70% for the nine months ended June 30, 2012.

Net interest income decreased $528,000, or 11.3%, from $4.7 million for the 2012 quarter to $4.1 million for the quarter ended June 30, 2013.  Contributing to the decline were lower average earning assets of $470.8 million for the quarter compared to $475.0 million for the comparable quarter in 2012, a decline of 0.9% or $4.2 million, and the planned reduction in average deposits and interest bearing liabilities of 4.9% or $24.2 million from $495.9 million for the quarter ended June 30, 2012, compared to $471.7 million for the quarter ended June 30, 2013.

Reflecting the effects of the prolonged low interest rate environment’s downward pressure on loan pricing and the adverse impact on our ability to further reduce rates on transaction accounts, our net interest margin slipped for the June 2013 quarter to 3.52% from 3.93% for the June 2012 quarter.  The decline in net interest margin was also driven by the narrow margin on the temporary but significantly increased balances of investment securities resulting in part from the deployment of the additional capital arising from our oversubscribed stock offering.

Non-Interest Income  For the nine months ending June 30, 2013, non-interest income decreased $395,000, or 5.2% to $7.2 million from $7.6 million for the nine month period of 2012.  The decrease in non-interest income was due primarily to decreases in service fees on deposit accounts as we continued to focus on reducing the level of less profitable depository relationships offset by the partial recapture of the valuation reserve on mortgage servicing rights.

Non-interest income for the quarter ended June 30, 2013, was $2.0 million compared to $2.6 million for the quarter ended June 30, 2012, a decrease of $606,000, or 23.3%.  To improve our competitive posture in our markets, we implemented a reduction in the service fee schedule for deposit accounts during the second quarter of 2013.  The reduction of scheduled service fees included the elimination of the annual fee on debit cards thus improving the attractiveness of our transaction accounts in our markets.  Decreases in the numbers of transaction accounts, in addition to the service fee schedule reductions, resulted in the $226,000 decrease in service fee income and represented a significant portion of the decrease for the quarter ended June 30, 2013 compared to the third quarter of 2012.      Also contributing to the decrease in non-interest income for the quarter were a decrease in the gain on sales of loans of $144,000 and a decrease in the gain on sales in securities of $167,000 for the current quarter compared to the same quarter in 2012.

Non-Interest Expense   Rates on fixed rate mortgages began to increase quickly in May 2013 as yields on US Treasury bonds with maturities of five years and longer increased in response to market expectations that the Federal Reserve Board of Governors intended to curtail its program of purchasing debt securities in the open market at an earlier date than previously expected.  As a result, we have seen the number of fixed rate loan applications decline during the quarter and expect that trend to continue if mortgage rates remain at or above their current levels.  We are reviewing internal processes and staffing in our residential lending operation to ensure that we have properly matched staffing with expected volumes.  In addition, we are working to focus more on portfolio lending as demand in the secondary market has dropped.

Non-interest expense decreased 12.4% or $2.5 million, to $17.6 million for the nine months ended June 30, 2013, from $20.1 million for the nine months ended June 30, 2012, reflecting a significant decrease in employee compensation, commission and benefits of $1.9 million, a decrease in occupancy expense of $270,000 all of which was related to branch sales and closures, and the related reduction in full time equivalent staff members, and a $1.6 million decrease in expense from operation and loss on sale of foreclosed real estate, offset by the one-time contribution of $1.0 million to the Westbury Bank Charitable Foundation.

For the quarter ended June 30, 2013, non-interest expense increased $585,000 caused by the one-time contribution of $1.0 million to the Westbury Bank Charitable Foundation upon the completion of our over-subscribed stock offering.  Offsetting the one-time contribution was the reduction of $562,000 in other real estate expense resulting from a lower level of foreclosed real estate under management during the quarter ended June 30, 2013.

Balance Sheet

Assets and Loans   Total assets increased $24.0 million, or 4.6%, to $550.5 million at June 30, 2013, from $526.5 million at September 30, 2012.  Net loans receivable decreased by $37.4 million to $338.5 million at June 30, 2013 from $375.9 million at September 30, 2012, as normal amortization of performing loans and dispositions of non-performing and classified loans exceeded the origination of new commercial loans.  According to Mr. Lipman, “A primary and continuing Westbury Bancorp focus has been the repositioning of our balance sheet by disposing of less attractive and non-performing assets, thereby enabling our staff of commercial lenders to concentrate on the growth of our commercial loan portfolio.”

Real estate held for investment also decreased $2.2 million at June 30, 2013.  The declines in loans and real estate held for investment were more than offset by short term increases in cash and equivalents and investment securities available for sale by $34.8 million and $32.6 million, respectively from September 30, 2012.

We are enjoying robust commercial loan demand as we make use of and leverage the capital raised in our successful conversion offering, which closed in April 2013.   As of June 30, 2013, we had approximately $30.0 million in unfunded loan commitments we expect to fund during the months of July and August.

Liabilities and Deposits   Our deposits decreased by $18.6 million, or 4.0%, for the nine months ended June 30, 2013, to $448.2 million from $466.8 million as of September 30, 2012.  Core deposits decreased 0.4% or $1.3 million to $356.5 million from $357.8 million at September 30, 2012.  We define core deposits as non-interest bearing and interest bearing checking accounts, passbook and statement savings accounts, and variable rate money market accounts.  The decline in deposits reflects the effect of our plan to improve capital levels by managing deposit levels prior to the successful completion of our stock conversion offering in April 2013 and the reinvestment decisions made by certificate of deposit customers in the face of declining interest rates.

Asset Quality

We have been intensely focused on the reduction of our classified assets for the past several years.  The effort has resulted in substantial improvement in the levels of non-performing assets (NPAs).   For the nine months ending June 30, 2013, NPAs decreased from 2.50% of total assets to 1.72%.  As a result of our ongoing efforts to reduce non-performing assets, and our successful conversion offering which closed in April 2013, non-performing assets decreased from 28.1% of total capital on September 30, 2012, to 10.5% of total capital on June 30, 2013.  Performing troubled debt restructurings (TDRs) were $4.3 million as of June 30, 2013 compared to $6.3 million on September 30, 2012.  Combined NPAs and

TDRs were 2.50% of total assets and 15.2% of total capital as of June 30, 2013 compared to 3.69% of total assets and 41.5% of total capital as of September 30, 2012.  Total classified assets decreased from 54.0% of total capital as of September 30, 2012, to 16.75% as of June 30, 2013.

About Westbury Bancorp, Inc.

Westbury Bancorp, Inc. (the “Company”) became the holding company for Westbury Bank (the “Bank”) as a result of the completion on April 9, 2013 of the Bank’s conversion from mutual to stock form and the related stock offering.  In the offering the Company sold 5,090,000 shares of common stock at a price of $10.00 per share for gross offering proceeds of $50,900,000.  Westbury Bancorp’s common shares began trading on the NASDAQ Global Market on April 10, 2013, under the symbol “WBB”.

Westbury Bank is an independent community bank with over $550 million in assets.  It is the largest bank and only publicly traded bank headquartered in Washington County.  Westbury Bank serves communities in Washington, Waukesha and Milwaukee Counties through its 12 full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information

Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.

	At or For the Three Months Ended:
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Selected Financial Condition Data:

Total assets	$550,519	$584,241	$523,822	$526,466
Loans receivable, net	338,515	354,101	367,757	375,899
Allowance for loan losses	4,563	5,380	5,968	6,690
Securities available for sale	97,120	66,986	57,451	64,532
Total liabilities	460,029	536,655	476,465	479,602
Deposits	448,171	457,140	469,103	466,758
Stockholders’ equity	90,490	47,586	47,357	46,864

Asset Quality Ratios:

Non-performing assets to total assets	1.72%	2.19%	2.24%	2.50%
Non-performing loans to total loans	2.26%	3.00%	2.63%	2.73%
Total classified assets to total assets	2.75%	3.69%	4.69%	4.81%
Allowance for loan losses to non-performing loans	58.83%	49.87%	60.79%	64.10%
Allowance for loan losses to total loans	1.33%	1.50%	1.60%	1.75%
Net charge-offs to average loans (annualized)	1.11%	1.52%	1.13%	1.14%

Capital Ratios:
Average equity to average assets	15.64%	8.90%	8.95%	8.71%
Equity to total assets at end of period	16.44%	8.14%	9.04%	8.90%
Total capital to risk-weighted assets (Bank only)	18.64%	12.17%	11.79%	11.46%
Tier 1 capital to risk-weighted assets (Bank only)	17.39%	10.91%	10.54%	10.20%
Tier 1 capital to average assets (Bank only)	11.76%	7.36%	7.88%	7.68%

	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Selected Operations Data:

Interest and dividend income	$4,633	$5,418	$14,365	$16,877
Interest expense	490	747	1,669	2,726
Net interest income	4,143	4,671	12,696	14,151
Provision for loan losses	150	1,290	1,300	5,193
Net interest income after provision for loan losses	3,993	3,381	11,396	8,958
Service fees on deposit accounts	1,026	1,252	3,169	3,679
Gain on sale of loans, net	381	525	1,854	1,825
Insurance and securities sales commissions	210	245	647	690
Gain (loss) on sale of branches and other assets	—	(31)	(22)	217
Rental income from real estate operations	152	208	467	757
Other non-interest income	225	401	1,046	388
Total non-interest income	1,994	2,600	7,161	7,556
Non-interest expense	6,773	6,188	17,607	20,142
Income (loss) before income taxes	(786)	(207)	950	(3,628)
Income tax expense (benefit)	(340)	(129)	229	68
Net income (loss)	$(446)	$(78)	$721	$(3,696)

	At or For the Three		At or For the Nine
	Months Ended		Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Selected Financial Ratios:
Performance Ratios:
Return on average assets	-0.31%	-0.06%	0.18%	-0.85%
Return on average equity	-1.96%	-0.65%	1.57%	-8.66%
Interest rate spread	3.52%	3.96%	3.77%	3.84%
Net interest margin	3.52%	3.93%	3.75%	3.81%
Noninterest expense to average total assets	4.66%	4.49%	4.31%	4.61%
Average interest-earning assets to average interest-bearing liabilities	99.80%	95.80%	95.70%	98.30%

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Per Share Data:

Net income (loss) per common share	$(0.10)	N/A	$(0.10)	N/A
Average shares outstanding	4,731,138	N/A	4,731,138	N/A
Book value per share	$19.13	N/A	$19.13	N/A

Net income (loss) per share excludes net income prior to commencement of trading on April 10,2013.

WEBSITE:  www.westburybankwi.com

Contact:                                                Ray Lipman—Chairman, President and CEO

Kirk Emerich—Senior Vice President and CFO

262-334-5563